Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
Kathleen Skarvan
Chief Executive Officer
Electromed, Inc.
952-758-9299
kskarvan@electromed.com

Electromed, Inc. Reports Higher Fiscal 2014 Third Quarter Revenues

New Prague, Minnesota – May 13, 2014 – Electromed, Inc. (NYSE MKT: ELMD) today announced financial results for the three-month period ended March 31, 2014. Net revenues in the third quarter of fiscal 2014 were approximately $3.96 million, an approximately 24% increase compared to the same period of fiscal 2013. The Company reported a net loss of approximately $1,004,000 or $0.12 per basic and diluted share, for the third quarter of fiscal 2014, compared to a net loss of approximately $431,000, or $0.05 per basic and diluted share, for the same period last year. In the quarter, the Company recorded a valuation allowance of $843,000 against all of its U.S. net deferred tax assets. This amount is included in the income tax line on the accompanying income statement for the third quarter and nine months ended March 31, 2014.

Homecare revenue of approximately $3.2 million in the third quarter was up approximately 24% due to an increase in approvals and higher average selling price based on the mix of referrals while international and government/institutional revenue of approximately $729,000 was up approximately 24% versus the prior year period. Gross margins in the third quarter declined to 63.7% compared with 76.3% in the third quarter of fiscal 2013. The decline was largely attributable to higher manufacturing costs for the Company’s newest product, the SmartVest® SQL® compared to predecessor products. The SQL is early in its life cycle and efficiencies in manufacturing and sourcing have not yet been fully realized. Operating expenses were essentially flat at approximately $2.6 million, but declined as a percentage of sales due to the higher revenues in the third quarter of fiscal 2014 as compared to the third quarter of the prior year.

The Company had positive operating cash flow of approximately $1,020,000 for the nine months ended March 31, although it recorded negative operating cash flow of $112,000 in the third quarter due to payments made for inventory used to manufacture the SQL device. The larger net loss in the third quarter compared to the same period in the previous year was due to the valuation allowance recorded against the Company’s U.S. net deferred tax assets. The valuation allowance is based on the Company’s belief that, after considering all positive and negative evidence including both cumulative and projected results, it is more likely than not that the deferred tax assets will not be realized in the foreseeable future.

Commenting on the Company’s third quarter results, Electromed 's Chief Executive Officer, Kathleen Skarvan said, “This quarter showed good progress on a number of fronts as we increased revenues, maintained strong control on expenses and, perhaps, most significantly, delivered our newest HFCWO device to the marketplace. The SQL is truly a step forward as it is smaller, quieter and lighter than our previous device. These are the characteristics most often requested by patients and providers and we delivered.

Electromed, Inc.

Results for the Three-Months Ended March 31, 2014

“The initial response to SQL has been encouraging as referrals increased nearly 8% in the third quarter compared to second quarter with the referral rate rising as the quarter progressed. We believe that trend indicates that the market is recognizing the value the SQL delivers to patients. Our plan has been and continues to be to offer both the SQL and SV2100, our previous HFCWO device, for a period of time as we transition to a primarily SQL-based lineup over the next several quarters.

“We have several initiatives underway to bring the manufacturing cost of the SQL in line with previous devices and we expect to see incremental progress in this area over coming quarters. We expect that SQL’s costs will eventually be consistent with previous products, resulting in gross margins that are generally similar with historical levels.

“Reimbursement continues to be challenging for virtually all companies serving the health care market and we are no exception. I continue to be pleased with our team’s efforts to both manage expenses and move reimbursement claims through the system successfully. We remain focused on executing our strategies to increase revenue from the homecare market while continuing to support growth in institutional and international markets."

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.electromed.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this release include the Company’s beliefs regarding its deferred tax asset, the Company’s revenue growth and cost control strategies, and the Company’s beliefs and expectations regarding its SQL product, including the realization of cost efficiencies in the manufacturing and sourcing of the SQL, product mix and SQL referral trends. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on our industry and business, the effectiveness of our sales and marketing and cost control initiatives, changes to reimbursement programs, and delays in manufacturing and shipment of our products, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Electromed, Inc.

Results for the Three-Months Ended March 31, 2014

Financial Tables Follow:

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Electromed, Inc. and Subsidiary
Condensed Consolidated Balance Sheets

	March 31, 2014	June 30, 2013
Assets	(Unaudited)
Current Assets
Cash and cash equivalents	$772,428	$503,564
Accounts receivable (net of allowances for doubtful accounts of $45,000)	6,469,927	9,014,043
Inventories	2,550,815	1,379,594
Prepaid expenses and other current assets	448,262	428,843
Income taxes receivable	529,599	538,285
Deferred income taxes	—	557,000
Total current assets	10,771,031	12,421,329
Property and equipment, net	3,972,254	3,743,675
Finite-life intangible assets, net	993,807	1,080,734
Other assets	359,504	310,089
Total assets	$16,096,596	$17,555,827

Liabilities and Equity
Current Liabilities
Current maturities of long-term debt	$45,758	$57,540
Accounts payable	1,004,025	643,681
Accrued compensation	326,846	565,023
Warranty reserve	740,000	680,000
Other accrued liabilities	295,446	247,267
Total current liabilities	2,412,075	2,193,511
Long-term debt, less current maturities	1,262,889	1,332,455
Deferred income taxes	—	103,000
Total liabilities	3,674,964	3,628,966

Commitments and Contingencies (Note 7)

Equity

Common stock, $0.01 par value; authorized: 13,000,000; shares issued and outstanding: 8,114,252 shares	81,143	81,143
Additional paid-in capital	13,208,759	13,134,938
(Accumulated deficit) retained earnings	(868,270)	710,780
Total equity	12,421,632	13,926,861
Total liabilities and equity	$16,096,596	$17,555,827

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Electromed, Inc. and Subsidiary
Condensed Consolidated Statements of Income

(Unaudited)	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2014	2013	2014	2013

Net revenues	$3,956,335	$3,198,534	$10,875,588	$11,086,190
Cost of revenues	1,436,195	756,693	3,476,570	3,309,148
Gross profit	2,520,140	2,441,841	7,399,018	7,777,042

Operating expenses
Selling, general and administrative	2,634,036	3,034,189	8,097,067	8,850,735
Research and development	103,166	101,460	405,009	311,899
Total operating expenses	2,737,202	3,135,649	8,502,076	9,162,634
Operating loss	(217,062)	(693,808)	(1,103,058)	(1,385,592)
Interest expense, net of interest income of $391, $618, $11,730, and $15,940 respectively	23,321	29,158	57,992	91,673
Net loss before income taxes	(240,383)	(722,966)	(1,161,050)	(1,477,265)

Income tax benefit (expense)	(764,000)	292,000	(418,000)	564,000
Net loss	$(1,004,383)	$(430,966)	$(1,579,050)	$(913,265)

Loss per share:
Basic and diluted	$(0.12)	$(0.05)	$(0.19)	$(0.11)

Weighted-average common shares outstanding:
Basic	8,114,252	8,114,252	8,114,252	8,114,252
Diluted	8,114,252	8,114,252	8,114,252	8,114,252

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Electromed, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows

(Unaudited)	For the Nine Months Ended March 31,
	2014	2013
Cash Flows From Operating Activities
Net loss	$(1,579,050)	$(913,265)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	409,651	344,695
Amortization of finite-life intangible assets	95,082	98,069
Amortization of debt issuance costs	13,078	8,691
Share-based compensation expense	73,821	132,179
Deferred income taxes	454,000	—
Loss on disposal of property and equipment	34,110	43,143
Changes in operating assets and liabilities:
Accounts receivable	2,544,116	1,652,815
Inventories	(1,171,221)	250,971
Prepaid expenses and other assets	(37,930)	(632,197)
Accounts payable and accrued liabilities	184,333	5,086
Net cash provided by operating activities	1,019,990	990,187

Cash Flows From Investing Activities
Expenditures for property and equipment	(626,327)	(707,140)
Expenditures for finite-life intangible assets	(8,155)	(35,642)
Net cash used in investing activities	(634,482)	(742,782)

Cash Flows From Financing Activities
Net payments on revolving line of credit	—	(1,208,128)
Principal payments on long-term debt including capital lease obligations	(81,348)	(236,762)
Payments of deferred financing fees	(35,296)	—
Net cash used in financing activities	(116,644)	(1,444,890)
Net increase (decrease) in cash and cash equivalents	268,864	(1,197,485)
Cash and cash equivalents
Beginning of period	503,564	1,702,435
End of period	$772,428	$504,950

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